UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12 (B) OR 12 (G) OF THE
SECURITIES EXCHANGE ACT OF 1934

XICOR, INC.

(Exact name of registrant as specified in its charter)

California	94-2526781
(State of incorporation or organization)	(IRS Employer Identification No.)

933 Murphy Ranch Road,
Milpitas, California	95035
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12 (b) of the Act:

Title of each class to be so registered	Name and exchange on which each class is to be registered
None.

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.     ☐

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.     ☒

     Securities Act registration statement file number to which this form relates: Not applicable. (if applicable)

     Securities to be registered pursuant to Section 12(g) of the Act:

PREFERRED STOCK PURCHASE RIGHTS
(Title of Class)

AMENDMENT NO. 1 TO FORM 8-A

     We hereby amend the following items, exhibits or other portions of our Form 8-A filed on October 19, 2001, related to our Preferred Stock Rights Agreement, as set forth below.

Item 1. Description of Company’s Securities to be Registered

     On March 14, 2004, Xicor, Inc. (the “Company”) and American Stock Transfer &Trust Company (the “Rights Agent”) executed a First Amendment to the Preferred Stock Rights Agreement (the “Amendment”) dated as of October 9, 2001, between the Company and the Rights Agent (the “Rights Agreement”). The Amendment renders the Rights inapplicable to the transactions contemplated by the Agreement and Plan of Merger dated March 14, 2004, by and among the Company, Intersil Corporation, a Delaware corporation, New Castle Merger Sub Corp., a California corporation and New Castle Sub LLC, a Delaware limited liability company. Section 27 of the Rights Agreement provides that prior to a Distribution Date, the Company may supplement or amend the Rights Agreement in any respect without the consent of the holders of the Rights. Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Rights Agreement.

     The Amendment to the Rights Agreement is attached hereto as Exhibit 4.5, and the Rights Agreement, including the form of the Rights Certificate, are incorporated herein by reference. The foregoing description of the Rights Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2. Exhibits

4.4	Preferred Stock Rights Agreement, dated as of October 9, 2001, between Xicor, Inc. and American Stock Transfer & Trust Company. (Incorporated herein by reference to Exhibit 4.5 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 19, 2001.)

4.5	First Amendment to the Preferred Stock Rights Agreement, dated as of March 14, 2004, between Xicor, Inc. and American Stock Transfer & Trust Company.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment to Registration Statement (No. 000-09653) to be signed on its behalf by the undersigned, thereunto duly authorized.

XICOR, INC.

	By:	/s/ Louis DiNardo

	Name:	Louis DiNardo
	Title:	Co-Chairman of the Board,
President and Chief Executive Officer

Dated: March 25, 2004

EXHIBIT INDEX

Exhibit
No.	Description
4.4	Preferred Stock Rights Agreement, dated as of October 9, 2001, between Xicor, Inc. and American Stock Transfer & Trust Company. (Incorporated herein by reference to Exhibit 4.5 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 19, 2001.)

4.5	First Amendment to the Preferred Stock Rights Agreement, dated as of March 14, 2004, between Xicor, Inc. and American Stock Transfer & Trust Company.